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                                                                    Exhibit h(6)

                               CitiFunds Trust II
                              388 Greenwich Street
                            New York, New York 10013

                              ---------- --, -----

Citi Fiduciary Trust Company
125 Broad Street
11th Floor
New York, New York 10004

         Re:      CitiFunds Trust II - Transfer Agency and Service Agreement

Ladies and Gentlemen:

         This letter serves as notice that Smith Barney Research Fund and Smith Barney Global Research Fund (collectively, the "Series"), are added to the list of series to which Citi Fiduciary Trust Company ("Citi Fiduciary") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of October 1, 1999 (the "Agreement") between each of the investment companies listed on Schedule A thereto and Citi Fiduciary (formerly known as, "Smith Barney Private Trust Company").

         Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.


                                            CITIFUNDS TRUST II

                                     By:    __________________________________

                                     Title: __________________________________

Acknowledgment:

CITI FIDUCIARY TRUST COMPANY

By:     __________________________________

Title:  __________________________________